Exhibit 99.1
Warwick Valley Telephone Company Reports Financial Results for the Three Months Ended March 31, 2006
(WARWICK, NY, May 12, 2006) Warwick Valley Telephone Company (NASDAQ: WWVY) announced today its financial results as of March 31, 2006. Michael Cutler, Chief Financial Officer, reported that Net Income for the three month period decreased 1% to $1,208 thousand from $1,222 thousand for the same period in 2005.
Operating revenues decreased 9% in 2006 as compared to the same period in 2005 due principally to a decease in network access revenues, mainly the result of a decline in billable switch access minutes as compared to the same period in 2005, the continued decline in long distance service revenues, as customers continued to switch to wireless and Internet based services, and a decrease in Online services, due mainly to dial-up customers outside the Company’s DSL service area switching to competitor’s DSL service.
Total operating expenses decreased 2% in 2006 as compared to the same period in 2005 primarily as a result of lower Corporate expenses due mainly to a decrease in professional fees associated with Sarbanes-Oxley compliance, lower customer operations expenses (due mainly to headcount reductions and lower advertising and promotion expenses), and lower property, revenue and other payroll taxes (due mainly to lower state franchise taxes), partially offset by higher depreciation expense (due mainly to a change in the depreciable life of certain video equipment on a prospective basis, beginning in the third quarter of 2005).
Other income (expenses) increased 18% in 2006 as compared to 2005 primarily due to a gain recognized in 2006 on the sale of an investment.
Earnings per share for the three month period were $0.22 as compared to $0.23 for 2005.
Warwick Valley Telephone provides Local, Toll, Cellular, Internet, Video and other communications services in Southeastern New York and Northwestern New Jersey.

Warwick Valley Telephone Company
Financial Data
(Unaudited)

	For the Three Months Ended
		March 31,
	(Dollars in thousands, except per share data)
	2006	2005	Change
Income Statement Data

Operating Revenues	6,075	6,690	-9%

Plant Repair and Maintenance Expenses	1,165	1,128	3%

Depreciation, Testing and Other Expenses	2,341	2,221	5%

Customer Service Expenses	1,025	1,097	-7%

Other Operating Expenses	2,587	2,791	-7%

Operating Loss	(1,043)	(547)	91%

Non-Operating Income and (Expenses)	2,869	2,435	18%

Income Taxes	618	666	-7%

Net Income	1,208	1,222	-1%

Preferred Dividends	6	6	0%

Income Applicable to Common Stock	1,202	1,216	-1%

Basis & Diluted Earnings Per Share	0.22	0.23	-4%
CONTACT:
Warwick Valley Telephone Company
Michael Cutler
(845) 986-8080